Exhibit 99.1

[

SYSTEMAX REPORTS ALL-TIME RECORD SALES FOR FOURTH QUARTER AND
FULL YEAR 2009

-- Sales Up 15% for the Quarter; Up 24% on an Equivalent Weeks Basis --

-- Earnings Per Share $0.49; Up 81% --

PORT WASHINGTON, NY, March 8, 2010 – Systemax Inc. (NYSE:SYX) today announced financial results for the fourth quarter and full year ended December 31, 2009. The Company’s fourth quarter and full year 2009 included 13 and 52 weeks, respectively, compared to 14 and 53 weeks during 2008.

Fourth Quarter 2009 Financial Highlights:
•	Consolidated sales grew 15% to $938.2 million in U.S. dollars, an all-time record. Adjusting for the impact of the number of weeks, sales grew 24%. On a constant currency basis, sales grew 14%.
•	Consumer channel sales grew 9% to $537.6 million in U.S. dollars. Adjusting for the impact of the number of weeks, sales grew 18%. On a constant currency basis, sales grew 8%.
•	Business to business channel sales grew 25% to $400.6 million in U.S. dollars. Adjusting for the impact of the number of weeks, sales grew 34%. On a constant currency basis, sales grew 22%.
•	“Same store” (as defined below) consumer channel sales grew 12%; same store business to business channel sales grew 11%.
·	Diluted earnings per share (EPS) grew 81% to $0.49. This included a gain of $1.8 million or $0.03 per diluted share, after tax, related to a favorable lawsuit settlement.

Full Year 2009 Financial Highlights:
•	Consolidated sales grew 4% to $3.2 billion in U.S. dollars, an all-time record. Adjusting for the impact of the number of weeks, sales grew 6%. On a constant currency basis, sales grew 8%.
•	Consumer channel sales grew 12% to $1.8 billion in U.S. dollars. Adjusting for the impact of the number of weeks, sales grew 15%. On a constant currency basis, sales grew 14%.
•
Business to business channel sales were $1.3 billion in U.S. dollars, a 5% decline.  Adjusting for the impact of the number of weeks, sales declined 3%.  On a constant currency basis, sales increased 1%.

•	Diluted EPS was $1.24 compared to $1.40.

Performance Summary (U.S dollars in millions, except per share data)
Highlights	Quarter Ended Dec 31,		Full Year Ended Dec 31,
	2009	2008	2009	2008
Sales	$938.2	$812.7	$3,166.0	$3,033.0
Gross profit	$132.9	$114.6	$460.2	$458.6
Gross margin	14.2%	14.1%	14.5%	15.1%
Operating income	$30.3	$15.8	$73.4	$83.4
Operating margin	3.2%	1.9%	2.3%	2.7%
Diluted earnings per share	$0.49	$0.27	$1.24	$1.40

Richard Leeds, Chairman and Chief Executive Officer, said, “Systemax posted all-time record sales, with over 24% growth in the fourth quarter on an equivalent weeks basis. Our business to business sales growth was the highest, driven by the impact of the WStore acquisition which was completed in September 2009 and modestly improving economic conditions in certain of the geographies in which we sell.  Our consumer channel sales benefited from a robust holiday season that saw consumers shopping for lower priced products such as netbook computers, digital cameras and smaller flat screen televisions both online and at our retail stores, as well as the Circuit City asset purchase which was completed in May 2009.  The market share growth strategy we have followed since the beginning of the economic downturn is beginning to pay off for us.  Our diligent cost controls, coupled with the strong top-line sales growth, resulted in our growing operating income by 92% and diluted EPS by 81%. Looking ahead, we believe our capacity to capture value and deliver it to customers through our recognized brands, including TigerDirect, CompUSA, Circuit City, Misco, WStore and Global Industrial, positions us well for 2010.”

Supplemental Channel Sales Summary
(in millions)
Channel	Quarter Ended Dec 31,		Full Year Ended Dec 31,
	2009	2008	2009	2008
Consumer1	$537.6	$491.3	$1,845.6	$1,645.1
Business to business2	$400.6	$321.4	$1,320.4	$1,387.9
Consolidated sales	$938.2	$812.7	$3,166.0	$3,033.0

1Includes sales from retail stores, consumer websites, inbound call centers and television shopping
2Includes sales from managed business relationships, including outbound call centers and extranets, and the entire Industrial Products segment

Supplemental "Same Store" channel growth3 – Q4 2009 vs Q4 2008
Channel	Change
Consumer	12%
Business to business	11%

3Comprised of revenue at retail stores, websites and call centers operating for at least 14 full months and adjusting for the impact of the number of weeks in the quarter.  The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates.  The method of calculating comparable store and channel sales varies across the retail and direct marketing industry.  As a result, Systemax’s method of calculating comparable sales may not be the same as other companies’ methods.

Supplemental Product Category Sales Summary
(in millions)
Product Category	Quarter Ended Dec 31,		Full Year Ended Dec 31,
	2009	2008	2009	2008
Computers	$208.4	$155.4	$730.8	$525.0
Consumer electronics	$251.7	$217.7	$779.5	$727.1
Computer components	$145.9	$140.2	$538.2	$552.0
Computer accessories & software	$257.0	$228.8	$852.1	$925.1
Industrial products	$49.6	$54.8	$196.1	$237.0
Other	$25.6	$15.8	$69.3	$66.8
Consolidated sales	$938.2	$812.7	$3,166.0	$3,033.0

Supplemental Business Unit Sales Summary
(in millions)
Business Unit	Quarter Ended Dec 31,		Full Year Ended Dec 31,
	2009	2008	2009	2008
Technology Products – North America	$618.7	$540.8	$2,119.4	$1,854.9
Technology Products – Europe	$269.2	$216.9	$848.5	$940.6
Industrial Products	$49.6	$54.8	$196.1	$237.0
Software Solutions	$0.7	$0.2	$2.0	$0.5
Consolidated Sales	$938.2	$812.7	$3,166.0	$3,033.0

Working capital as of December 31, 2009 was $252.5 million, including cash and cash equivalents of $58.3 million.  Cash for the year was impacted by the Circuit City asset purchase, the WStore acquisition, the payment of the 2009 special dividend, higher inventory levels to support a growing retail store base and increasing sales volume from the Company’s e-commerce consumer business, and higher accounts receivable from growth in open account business to business sales.  As of December 31, 2009, the Company had an undrawn credit facility of $120.0 million and total cash and available liquidity of over $150.0 million. Short term debt totaled approximately $15.2 million at December 31, 2009 and included approximately $14.2 million in revolving debt assumed as part of the WStore acquisition as well as capitalized lease obligations. The Company’s effective tax rate for the full year 2009 was 36.8%, essentially flat with last year.  Included in the 2009 rate is a reversal of tax reserves of approximately $1.2 million as the result of statute expirations. Excluding this reserve reversal, the Company’s 2009 effective tax rate would have been 38.4%.

Earnings Conference Call Details

Systemax Inc. will host a teleconference to discuss its fourth quarter and full year 2009 results today, March 8, 2010 at 5:00 p.m. Eastern Time. To access the teleconference, please dial 877-881-2609 (U.S. callers) or 970-315-0463 (Int’l callers) and reference passcode 58388671 ten minutes prior to the start time. The teleconferencing will also be available via live webcast on the Company’s Web site at www.systemax.com. A replay of the conference call will be available through March 15, 2010. It can be accessed by dialing 800-642-1687 (U.S. callers) or 706-645-9291 (Int’l callers), passcode 58388671. The webcast will also be archived on www.systemax.com for approximately 90 days.

About Systemax Inc.

Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce web sites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, CompUSA, Circuit City, MISCO, WStore and Global Industrial.

I.	Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

INVESTOR/ MEDIA CONTACTS:
Denise Roche / Nancy Zachary
Brainerd Communicators, Inc.
212-986-6667
roche@braincomm.com
nancy@braincomm.com

- ### -

SYSTEMAX INC.
II. Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31*		December 31*
	2009	2008	2009	2008
Net sales	$938,248	$812,710	$3,165,995	$3,032,961
Cost of sales	805,367	698,073	2,705,747	2,574,402
Gross profit	132,881	114,637	460,248	458,559
Gross margin	14.2%	14.1%	14.5%	15.1%
Selling, general and administrative expenses	102,548	98,843	386,857	375,192
Operating income	30,333	15,794	73,391	83,367
Operating margin	3.2%	1.9%	2.3%	2.7%
Interest and other expense (income), net	895	467	306	(376)
Income before income taxes	29,438	15,327	73,085	83,743
Provision for income taxes	11,040	5,359	26,900	30,900
Effective tax rate	37.5%	35.0%	36.8%	36.9%
Net income	$18,398	$9,968	$46,185	$52,843
Net margin	2.0%	1.2%	1.5%	1.7%

Net income per common share:
Basic	$0.50	$0.27	$1.26	1.43
Diluted	$0.49	$0.27	$1.24	1.40

Weighted average common and common equivalent shares:
Basic	36,817	36,893	36,706	36,950
Diluted	37,432	37,497	37,343	37,705

SYSTEMAX INC.
III. Condensed Consolidated Balance Sheets - Unaudited
(In thousands)

	December 31*
	2009	2008
Current assets:
Cash and cash equivalents	$58,309	$115,967
Accounts receivable, net	241,860	182,841
Inventories	365,725	290,594
Prepaid expenses and other current assets	29,154	22,225
Total current assets	695,048	611,627
Property, plant and equipment, net	65,598	48,465
Goodwill, intangibles and other assets	56,255	42,361
Total assets	$816,901	$702,453

Current liabilities:
Short-term debt	$15,197	$773
Accounts payable and accrued expenses	427,307	357,762
Total current liabilities	442,504	358,535
Long-term debt	1,194	1,411
Other liabilities	8,518	8,552
Shareholders’ equity	364,685	333,955
Total liabilities and shareholders’ equity	$816,901	$702,453

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal year and quarter ended on January 2, 2010. The fourth quarter of 2009 and 2008 included 13 and 14 weeks, respectively, and the fiscal year 2009 and 2008 included 52 and 53 weeks, respectively.